Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 7, 2021 (June 25, 2021 as to the effects of the immaterial restatement discussed in Note 1) relating to the financial statements of Rocket Lab USA, Inc., appearing in Registration Statement No. 333-257440 of Rocket Lab USA, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche, LLP

Los Angeles, CA

May 6, 2022